Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT`

We consent to the inclusion in this Registration Statement of Wag! Group Co. (formerly CHW Acquisition Corporation) on Form S-1 of our report dated March 9, 2022, which includes an explanatory paragraph as to CHW Acquisition Corporation’s ability to continue as a going concern, with respect to our audit of the financial statements of CHW Acquisition Corporation as of December 31, 2021 and for the period from January 12, 2021 (inception) through December 31, 2021, which report appears in the Prospectus, which is part of this Registration Statement.   We were dismissed as auditors on August 15, 2022 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

September 13, 2022